EXECUTION VERSION

$1,000,000,000
CREDIT AGREEMENT
Dated as of
January 11, 2011
among
CME GROUP INC.,
as Borrower,
The Lenders Party Hereto,
and
BANK OF AMERICA, N.A,
as Administrative Agent,
UBS SECURITIES LLC,
BARCLAYS CAPITAL, and
WELLS FARGO SECURITIES, LLC
as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS CAPITAL,
UBS SECURITIES LLC, and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Book Managers

ARTICLE I 1.01	DEFINIT Defined Terms	IONS 1	1
1.02	Classification of Loans and Borrowings		20
1.03 1.04	Terms Generally Accounting Terms; GAAP		20 20
1.05	Exchange Rates; Currency Equivalents		20
1.06	Additional Alternative Currencies		21
1.07 ARTICLE II 2.01 2.02 2.03	Change of Currency USD Commitments MC Commitments Committed Loans and Borrowings	THE CREDITS	21 22 22 22 22
2.04	Requests for Committed Borrowings		23
2.05 2.06 2.07	Funding of Committed Borrowings Interest Elections Swing Line Loans		24 25 27
2.08	Termination and Reduction of Commitments		30
2.09	Repayment of Loans: Evidence of Debt		31
2.10 2.11 2.12	Prepayment of Loans Fees Interest		32 32 33
2.13	Alternate Rate of Interest and Illegality		34
2.14 2.15 2.16	Increased Costs Break Funding Payments Taxes		36 37 38
2.17	Payments Generally: Pro Rata Treatment; Sharing of Set-offs		39
2.18	Mitigation Obligations: Replacement of Lenders		41
2.19	Reserves on Eurocurrency Rate Loans		42
2.20 2.21 2.22 ARTICLE III 3.01 3.02 3.03	Increase in Commitments Cash Collateral Defaulting Lenders Organization Authorization; Enforceability No Conflicts, etc	REPRESENTATIONS AND WARRANTIES	42 44 45 47 47 47 47
3.04	Financial Statements; No Material Adverse Change		47
3.05 3.06 3.07 3.08 3.09 3.10 3.11 ARTICLE IV 4.01 4.02 ARTICLE V	Litigation Governmental Approvals Investment Company Act Taxes ERISA Compliance Margin Regulations Compliance with Laws Effective Date Extension of Credit	CONDITIONS AFFIRMATIVE COVENANTS	47 48 48 48 48 49 49 49 49 50 51
5.01	Financial Statements and Other Information		51
5.02	Notice of Default or Event of Default		53
5.03 5.04 5.05	Maintenance of Existence Payment of Tax Obligations Maintenance of Insurance		53 53 54
5.06	Books and Records; Inspection Rights		54
5.07	Compliance with Laws		54
5.08	Compliance with Environmental Laws		54
5.09 5.10 ARTICLE VI 6.01 6.02 6.03 6.04 6.05 ARTICLE VII ARTICLE VIII 8.01 8.02 8.03 8.04 8.05
Use of Proceeds
Notice of Change in Debt Rating
Consolidated Net Worth
Subsidiary Indebtedness
Liens
Fundamental Changes
Use of Proceeds
Appointment and Authority
Rights as a Lender
Exculpatory Provisions
Reliance by Administrative Agent
Delegation of Duties
		NEGATIVE COVENANTS EVENTS OF DEFAULT ADMINISTRATIVE AGENT	54 54 55 55 55 56 58 58 59 61 61 61 61 62 62
8.06	Resignation of Administrative Agent		62
8.07	Non-Reliance on Administrative Agent and Other Lenders		63
8.08	No Other Duties, Etc		64
8.09	Administrative Agent May File Proofs of Claim		64
ARTICLE IX 9.01 9.02	Notices Waivers; Amendments	MISCELLANEOUS	64 64 66
9.03	Expenses; Indemnity; Damage Waiver		68
9.04 9.05	Successors and Assigns Survival		69 75
9.06	Counterparts: Integration: Effectiveness		75
9.07 9.08	Severability Right of Setoff		75 75
9.09	Governing Law; Jurisdiction; Consent to Service of Process		76
9.10 9.11 9.12 9.13	WAIVER OF JURY TRIAL Headings Confidentiality USA PATRIOT Act		76 77 77 77
9.14	No Advisory or Fiduciary Responsibility		78
9.15 SCHEDULES:	Judgment Currency		78

Schedule 1.01(a) Schedule 1.01(b) Schedule 2.01 Schedule 2.02 Schedule 3.06 Schedule 6.02 Schedule 6.03 Schedule 9.01 EXHIBITS:	— Mandatory Cost Formulae
— Swing Line Lenders and Swing Line Fronting Commitments
— USD Commitments
— MC Commitments
— Governmental Approvals
— Existing Indebtedness
— Existing Liens
— Notice Addresses and Administrative Agent’s Office

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E-1 Exhibit E-2 Exhibit F	— — — — — — —	Form of Assignment and Assumption
[Reserved]
Form of Committed Borrowing Request/Interest Rate Election Request
Form of Swing Line Loan Notice
Form of USD Credit Facility Promissory Note
Form of MC Credit Facility Promissory Note
		Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”), dated as January 11, 2011, is made and entered into by and among CME GROUP INC., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or reasonably acceptable to the Administrative Agent, which may be amended or supplemented from time to time after the date hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning set forth in the definition of “Fee Letters.”

“Aggregate Commitments” means the Aggregate MC Commitments and the Aggregate USD Commitments. The initial Aggregate Commitments are $1,000,000,000.

“Aggregate Credit Exposures” means the Aggregate MC Credit Exposures and the Aggregate USD Credit Exposures.

“Aggregate MC Commitments” means the MC Commitments of all the MC Lenders. The initial Aggregate MC Commitments are $870,000,000.

“Aggregate MC Credit Exposures” means the MC Credit Exposures of all the MC Lenders.

“Aggregate USD Commitments” means the USD Commitments of all the USD Lenders. The initial Aggregate USD Commitments are $130,000,000.

“Aggregate USD Credit Exposures” means the USD Credit Exposures of all the USD Lenders.

“Alternative Currency” means each of Euro, Sterling, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Margin

	Debt Ratings
Pricing Level	S&P/Moody’s	Commitment Fee	Eurocurrency Rate +	Base Rate +
1	AA+/Aa1 or better	0.10%	0.875%	0.00%
2	AA-/Aa3 or AA/Aa2	0.125%	1.00%	0.00%
3	A+/A1	0.125%	1.125%	0.125%
4	A/A2	0.15%	1.25%	0.25%
5	A-/A3 or less	0.20%	1.50%	0.50%

For purposes of this definition, “Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if there is only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(g). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means (i) with respect to the MC Credit Facility and any MC Lender, the percentage of the Aggregate MC Commitments represented by such Lender’s MC Commitment, subject to adjustment as provided in Section 2.22, provided that, if the Aggregate MC Commitments have terminated or expired, such Applicable Percentage shall be determined based upon the percentage of the total MC Committed Loans represented by such Lender’s MC Committed Loans and (ii) with respect to the USD Credit Facility and any USD Lender, the percentage of the Aggregate USD Commitments represented by such Lender’s USD Commitment, subject to adjustment as provided in Section 2.22, provided that, if the Aggregate USD Commitments have terminated or expired, such Applicable Percentage shall be determined based upon the percentage of the total USD Committed Loans represented by such Lender’s USD Committed Loans.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger, Barclays Capital, the investment banking division of Barclays Bank, in its capacity as joint lead arranger, UBS Securities LLC, in its capacity as a joint lead arranger and Wells Fargo Securities, LLC, in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Borrowing” means a Committed Borrowing that bears interest based on the Base Rate. All Base Rate Committed Borrowings shall be denominated in Dollars.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Sections 412, 430, 431, 432 and 436 of the Code or Title IV of ERISA, any ERISA Affiliate.

“BM&F” means the BM&FBOVESPA S.A. — BOLSA DE VALORES, MERCADORIAS E FUTUROS, a Brazilian sociedade por ações.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CME Group Inc., a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a USD Committed Borrowing, a MC Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to obligations hereunder denominated in Dollars is located and:

(i) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or as to any Base Rate Loan or Swing Line Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(ii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(iii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(iv) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or applicable Swing Line Lender and the Lenders, as collateral for Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose election was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated or elected.

“Change in Law” means (a) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, (b) the adoption of any law, rule or regulation after the date of this Agreement, (c) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (d) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Clearinghouse Facility” means that certain Credit Agreement dated as of December 8, 2010 (the “Initial Clearinghouse Agreement”) among Chicago Mercantile Exchange Inc., each of the banks and other financial institutions from time to time party thereto, Bank of Montreal as Administrative Agent, JPMorgan Chase Bank as Collateral Agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time so long as in the event of any such amendment, restatement, supplement, increase, extension, renewal, replacement, refinancing or modification, the proceeds thereof are to be used for purposes of the same general type (including without limitation any reasonable extension or expansion thereof) as in the Initial Clearinghouse Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Borrowing” means a USD Committed Borrowing or a MC Committed Borrowing, as the context may require.

“Committed Borrowing Request” means a request by the Borrower for a USD Committed Borrowing or an MC Committed Borrowing in accordance with Sections 2.01, 2.02 or 2.04 as applicable.

“Committed Loan” means a USD Committed Loan or a MC Committed Loan, as the context may require.

“Consolidated Net Worth” means at any date, all amounts that would, in conformity with GAAP as in effect on the Effective Date, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under shareholders’ equity at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article VII whether or not any requirement for the giving of notice, lapse of time or both has been satisfied.

“Default Rate” has the meaning set forth in Section 2.12(d).

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swing Line Loans, or otherwise has failed to pay over any amount otherwise due, in each case where such failure has not been cured within three Business Days of the date required to be funded or paid by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent that such Defaulting Lender will comply with its funding obligations), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(v) through (viii) (subject to such consents, if any as may be required under Section 9.04(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(e) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Committed Borrowing” means a Committed Borrowing that bears interest based on the Eurocurrency Rate. Eurocurrency Rate Committed Borrowings may be denominated in Dollars or in an Alternative Currency.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (for purposes of this definition, a “Lender”), (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise subject to such taxation (other than a jurisdiction in which such Person would not have been subject to such tax but for and solely as a result of its execution and delivery of this Agreement or its exercise of its rights or performance of its obligations hereunder) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax (including taxes imposed by FATCA) imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (other than with respect to an assignee pursuant to a request by the Borrower under Section 2.18(b)) (i) except to the extent that it would not have been imposed but for and solely as a result of a change in law occurring after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or acquires its interest herein, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a) or (ii) attributable to such Foreign Lender’s failure to comply with Section 2.16(e) or (f), and (d) backup withholding taxes imposed under section 3406 of the Code.

“Existing Agreement” means that certain Credit Agreement dated as of August 22, 2008 among the Borrower, Bank of America, N.A., as administrative agent and the lenders party thereto from time to time, as amended by that certain Amendment No. 1 and Limited Waiver to Credit Agreement dated as of September 30, 2009 and that certain Amendment No. 2 to Credit Agreement dated as of February 26, 2010.

“Facility” means the MC Credit Facility or the USD Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, individually or collectively as the context may require, (i) that certain letter agreement dated as of November 8, 2010 among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent Fee Letter”), (ii) that certain letter agreement dated as of November 8, 2010 among the Borrower, UBS Loan Finance LLC and UBS Securities LLC, (iii) that certain letter agreement dated as of November 8, 2010 among the Borrower and Barclays Bank PLC and (iv) that certain letter agreement dated as of November 22, 2010 among the Borrower and Wells Fargo Securities, LLC.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to a Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans of such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making bank loans and similar extension of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“GFX” means GFX Corporation.

“GFX Guaranty” means certain Guarantees by the Borrower or any Subsidiaries issued to counterparties of GFX in respect of over-the-counter foreign exchange transactions entered into by GFX, or certain Guarantees by the Borrower or any Subsidiary issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of, or issued letters of credit for the account of, GFX, in respect of such transactions.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” shall have the meaning set forth in Section 2.20(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (other than a daylight overdraft incurred by such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” shall have the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, (b) with respect to any Swing Line Loan, the last Business Day of each March, June, September and December and (c) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period pertaining to a Eurocurrency Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (z) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Schedule 2.01 and Schedule 2.02 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and includes, as the context may require, each Swing Line Lender.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement in the form of a Committed Loan or a Swing Line Loan, as the context may require.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).

“Margin Regulations” means Regulations T, U and X of the Board as amended and in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material effect on, the business or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders taken as a whole under this Agreement and any promissory note furnished to a Lender pursuant to Section 2.09(f), or of the ability of the Borrower to perform its obligations taken as a whole under such documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of its Swap Agreements at any time shall be the net aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreements were terminated at such time.

“Maturity Date” means January 11, 2014.

“MC Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the MC Commitments.

“MC Commitment” means, with respect to each Lender, the commitment of such Lender to make MC Committed Loans and such Lender’s obligation to purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its MC Commitment, as applicable, as such amount may be (a) reduced from time to time pursuant to Section 2.08; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; and (c) increased from time to time pursuant to Section 2.20.

“MC Committed Borrowing” means MC Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“MC Committed Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by an MC Lender pursuant to Section 2.02. MC Committed Loans may be denominated in Dollars or Alternative Currencies.

“MC Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent amount of the sum of the outstanding principal amount of such Lender’s MC Committed Loans plus such Lender’s obligation to purchase participations in Swing Line Loans.

“MC Credit Facility” means the facility described in Sections 2.02 and 2.04 providing for MC Committed Loans to or for the benefit of the Borrower by the MC Lenders in the maximum aggregate amount of the Aggregate MC Commitments and the facility described in Section 2.07 providing for Swing Line Loans to or for the benefit of the Borrower by the Swing Line Lenders in the maximum aggregate amount of the Swing Line Sublimit, as adjusted from time to time pursuant to the terms of this Agreement.

“MC Lender” means each Lender that has a MC Commitment or, following termination of the MC Commitments, has MC Loans outstanding.

“MC Loans” means MC Committed Loans and MC Swing Line Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding, however, such amounts imposed as a result of an assignment or other transfer (other than an assignment or other transfer that occurs as a result of the Borrower’s request pursuant to Section 2.18).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning specified in Section 9.04(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, levies or governmental charges of any Governmental Authority, in each case that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens, and landlords’ liens;

(c) Liens incurred or pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a Material Adverse Effect;

(g) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage;

(h) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(i) Liens of sellers of goods to the Borrower or a Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business;

(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (other than a Capital Lease or Synthetic Lease) entered into by the Borrower or a Subsidiary in the ordinary course of business;

(k) leases or subleases of personal property of the Borrower or a Subsidiary or licenses of patents, trademarks, copyrights or other intellectual property rights of the Borrower or any Subsidiary granted in the ordinary course of business and which could not reasonably be expected to have a Material Adverse Effect; and

(l) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is not prohibited by this Agreement);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Aggregate Credit Exposures and unused Aggregate Commitments representing more than 50% of the sum of the Aggregate Credit Exposures and unused Aggregate Commitments at such time.

“Required MC Lenders” means, at any time, Lenders having MC Credit Exposures and unused MC Commitments representing more than 50% of the sum of the Aggregate MC Credit Exposures and unused Aggregate MC Commitments at such time.

“Required USD Lenders” means, at any time, Lenders having USD Credit Exposures and unused USD Commitments representing more than 50% of the sum of the Aggregate USD Credit Exposures and unused Aggregate USD Commitments at such time.

“Revaluation Date” means, with respect to any MC Committed Loan, each of the following: (i) each date of a MC Committed Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.04, and (iii) such additional dates as the Administrative Agent in its reasonable discretion may, or at the direction of the Required MC Lenders or at the reasonable request of the Borrower, shall, determine from time to time.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Officer” means the chief executive officer, president, any managing director, any corporate secretary, or any Financial Officer of the Borrower.

“SGX Mutual Offset Agreement” means an agreement between Chicago Mercantile Exchange Inc. and Singapore Exchange Limited (“SGX”) which allows trades in certain fungible products (i.e. “Eurodollars”) executed at one exchange to be transferred to the other exchange for liquidation. The mutual offset arrangement is designed to allow futures traders to manage overnight risk.

“Significant Subsidiary” means any Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1-102(w) of Regulation S-X under the Securities Act of 1933, as amended and in effect from time to time.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, credit attributes or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by, or salary deferred by, current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.07.

“Swing Line Fronting Commitment” means, with respect to each Swing Line Lender, the amount set forth in Schedule 1.01(b); provided that, in no event shall the Swing Line Fronting Commitments of all the Swing Line Lenders exceed the Swing Line Sublimit.

“Swing Line Lender” means each of the Lenders set forth on Schedule 1.01(b), each in its capacity as provider of Swing Line Loans, any successor thereof or any assignee thereof in the event of any assignment of a Lender’s Swing Line Commitment in connection with an assignment of its MC Commitment to an Eligible Assignee in accordance with Section 9.04.

“Swing Line Loan” has the meaning specified in Section 2.07(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.07(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Swing Line Rate” means for any day a fluctuating rate per annum equal to the Federal Funds Rate in effect on such day plus 1/2 of 1% plus the Applicable Margin for Eurocurrency Rate Loans in effect on such day minus the percentage per annum in effect on such day applicable to commitment fees due to MC Lenders for such day in accordance with Section 2.11(b).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $375,000,000 and (b) the Aggregate MC Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate MC Commitments.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions”, with respect to any date, means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans on and as of such date and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate, or in the case of a Swing Line Loan, the Swing Line Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“USD Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the USD Commitments.

“USD Commitment” means, with respect to each Lender, the commitment of such Lender to make USD Committed Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its USD Commitment, as applicable, as such amount may be (a) reduced from time to time pursuant to Section 2.08; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; and (c) increased from time to time pursuant to Section 2.20.

“USD Committed Borrowing” means USD Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“USD Committed Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by a USD Lender pursuant to Section 2.01. All USD Committed Loans shall be denominated in Dollars.

“USD Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s USD Committed Loans.

“USD Credit Facility” means the facility described in Sections 2.01 and 2.04 providing for USD Committed Loans to or for the benefit of the Borrower by the USD Lenders in the maximum aggregate amount of the Aggregate USD Commitments, as adjusted from time to time pursuant to the terms of this Agreement.

“USD Lender” means each Lender that has a USD Commitment or, following termination of the USD Commitments, has USD Committed Loans outstanding.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred by Type.

1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of MC Committed Borrowings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes hereof shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an MC Committed Borrowing or conversion, continuation or prepayment thereof, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such MC Committed Borrowing or conversion, continuation or prepayment thereof is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Loans under the MC Credit Facility be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and each of the MC Lenders. Loans denominated in such other currencies shall only be available under the MC Credit Facility.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired MC Committed Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request, the Administrative Agent shall promptly notify each MC Lender thereof. Each MC Lender shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by an MC Lender to respond to such request within the time period specified in the last sentence of Section 1.06(b) shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the MC Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any MC Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any MC Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such MC Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II
THE CREDITS

2.01 USD Commitments. Subject to the terms and conditions set forth herein, each USD Lender agrees to make USD Committed Loans to the Borrower from time to time during the USD Availability Period in an aggregate principal amount that will not result in (a) such Lender’s USD Credit Exposure exceeding such Lender’s USD Commitment or (b) the Aggregate USD Credit Exposures exceeding the Aggregate USD Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow USD Committed Loans. All USD Committed Loans shall be denominated in Dollars.

2.02 MC Commitments. Subject to the terms and conditions set forth herein, each MC Lender agrees to make MC Committed Loans to the Borrower from time to time during the MC Availability Period in an aggregate principal amount that will not result in (a) such Lender’s MC Credit Exposure exceeding such Lender’s MC Commitment or (b) the Aggregate MC Credit Exposures exceeding the Aggregate MC Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow MC Committed Loans. MC Committed Loans may be denominated in Dollars or Alternative Currencies.

2.03 Committed Loans and Borrowings. (a) Each USD Committed Loan shall be made as part of a USD Committed Borrowing consisting of USD Committed Loans made by the Lenders ratably in accordance with their respective USD Commitments. Each MC Committed Loan shall be made as part of an MC Committed Borrowing consisting of MC Committed Loans made by the Lenders ratably in accordance with their respective MC Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that each of the USD Commitments and the MC Commitments of the Lenders, are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Borrower shall use commercially reasonable efforts to the extent practicable (taking into account the minimum denominations required for Committed Borrowings and the Borrower’s need for Loans in Alternative Currencies) to allocate Committed Borrowings hereunder such that, after giving pro forma effect to each such Committed Borrowing, the percentage of unused USD Commitments relative to the Aggregate USD Commitments and unused MC Commitments relative to the Aggregate MC Commitments are approximately equal; provided that, the failure to maintain such approximately equal percentages shall not be a Default or Event of Default hereunder.

(b) Subject to Section 2.13, each Committed Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Borrower may request in accordance herewith; provided that, all MC Committed Borrowings denominated in Alternative Currencies shall be Eurocurrency Rate Loans. Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Committed Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, (i) in the case of the USD Credit Facility, a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate USD Commitments and (ii) in the case of the MC Credit Facility, a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate MC Commitments. Committed Borrowings of more than one Type may be outstanding at the same time; provided that (i) there shall not at any time be more than a total of five (5) Eurocurrency Rate Committed Borrowings outstanding with respect to the USD Credit Facility and (ii) there shall not at any time be more than a total of ten (10) Eurocurrency Rate Committed Borrowings outstanding with respect to the MC Credit Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.04 Requests for Committed Borrowings. To request a Committed Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Rate Committed Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Committed Borrowing, (b) in the case of a Eurocurrency Rate Committed Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing or (c) in the case of a Base Rate Committed Borrowing, not later than (i) 9:00 a.m., New York City time on the Effective Date for any Base Rate Committed Borrowing to be made on the Effective Date and (ii) 11:00 a.m., New York City time, on the date of the proposed Committed Borrowing for any Base Rate Committed Borrowing to be made after the Effective Date. Each such telephonic Committed Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Committed Borrowing Request in substantially the form of Exhibit C or otherwise in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Committed Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Committed Borrowing;

(ii) the date of such Committed Borrowing, which shall be a Business Day;

(iii) whether such Committed Borrowing is requested under the USD Credit Facility or the MC Credit Facility;

(iv) whether such Committed Borrowing is to be a Base Rate Committed Borrowing or a Eurocurrency Rate Committed Borrowing;

(v) in the case of a Eurocurrency Rate Committed Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of the MC Credit Facility, the currency of the Committed Loans to be borrowed; and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If no election as to the Type of Committed Borrowing is specified, then the requested Committed Borrowing shall be a Base Rate Committed Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Committed Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to specify a currency in a Committed Borrowing Request under the MC Credit Facility, then the Committed Loans so requested shall be made in Dollars. Promptly following receipt of a Committed Borrowing Request with respect to the USD Credit Facility in accordance with this Section 2.04, the Administrative Agent shall advise each USD Lender of the details thereof and of the amount of such USD Lender’s USD Committed Loan to be made as part of the requested Committed Borrowing. Promptly following receipt of a Committed Borrowing Request with respect to the MC Credit Facility in accordance with this Section 2.04, the Administrative Agent shall advise each MC Lender of the details thereof and of the amount of such MC Lender’s MC Committed Loan to be made as part of the requested Committed Borrowing.

2.05 Funding of Committed Borrowings.

(a) Each Lender shall make each Committed Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by (i) 11:00 a.m., New York City time, for any Committed Borrowing to be made on the Effective Date, (ii) 1:00 p.m., New York City time, for any Committed Borrowing to be made after the Effective Date denominated in Dollars, and (iii) not later than the Applicable Time specified by the Administrative Agent in the case of any MC Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request and at the Administrative Agent’s Office for the applicable currency. The Administrative Agent will make such Committed Loans available to the Borrower by (i) 2:00 p.m., New York City time, for any Committed Borrowing to be made on the Effective Date, and (ii) 2:00 p.m., New York City time, for any Committed Borrowing to be made after the Effective Date, by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Committed Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurocurrency Rate Committed Borrowing (or, in the case of any Base Rate Committed Borrowing, prior to (i) 10:00 a.m., New York City time, for any Committed Borrowing to be made on the Effective Date, and (ii) 12:00 p.m., New York City time, on the date of such Committed Borrowing for any Committed Borrowing that is made after the Effective Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.06 Interest Elections.

(a) Each Committed Borrowing initially shall be of the Type specified in the applicable Committed Borrowing Request and, in the case of a Eurocurrency Rate Committed Borrowing, shall have an initial Interest Period as specified in such Committed Borrowing Request. Thereafter, the Borrower may elect to convert such Committed Borrowing to a different Type or to continue such Committed Borrowing and, in the case of a Eurocurrency Rate Committed Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. In the case of any such conversion or continuation, the Borrower may elect different options with respect to different portions of the affected Committed Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Committed Loans comprising such Committed Borrowing, and the Committed Loans comprising each such portion shall be considered a separate Committed Borrowing; provided that, (i) no MC Committed Loan may be converted into or continued as an MC Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such MC Committed Loan and reborrowed in the other currency and (ii) USD Committed Loans may only be made in Dollars.

(b) To make an election pursuant to this Section 2.06 in the case of either Facility, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Committed Borrowing Request for Committed Loans would be required under Section 2.04 if the Borrower were requesting a Committed Borrowing of Committed Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit C hereto or otherwise in a form approved by the Administrative Agent and signed by the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Committed Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Committed Borrowing (in which case the information to be specified pursuant to clauses (iii) and (v) below shall be specified for each resulting Committed Borrowing); provided that, (i) no MC Committed Loan may be converted into or continued as a MC Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such MC Committed Loan and reborrowed in the other currency and (ii) USD Committed Loans may only be made in Dollars;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Committed Borrowing is to be a Base Rate Committed Borrowing or a Eurocurrency Rate Committed Borrowing;

(iv) in the case of the MC Credit Facility, the currency of the applicable Committed Borrowings; and

(v) if the resulting Committed Borrowing is a Eurocurrency Rate Committed Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Rate Committed Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to specify a currency in a Committed Borrowing Request under the MC Credit Facility, then the Committed Borrowing so requested shall be made in Dollars.

(d) Promptly following receipt of an Interest Election Request with respect to the USD Credit Facility, the Administrative Agent shall advise each USD Lender of the details thereof and of such Lender’s portion of each resulting Committed Borrowing. Promptly following receipt of an Interest Election Request with respect to the MC Credit Facility, the Administrative Agent shall advise each MC Lender of the details thereof and of such Lender’s portion of each resulting Committed Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Committed Borrowing; provided, however, that in the case of a failure to timely request a continuation of MC Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Committed Borrowing may be converted to or continued as a Eurocurrency Rate Committed Borrowing and (ii) unless repaid, each Eurocurrency Rate Committed Borrowing shall be converted to a Base Rate Committed Borrowing at the end of the Interest Period applicable thereto; provided that, in the case of any MC Committed Loans denominated in an Alternative Currency, the Required MC Lenders may demand that any or all of such outstanding Eurocurrency Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

2.07 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.07, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the MC Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Swing Line Lender’s Swing Line Fronting Commitment (and may, its sole and absolute discretion, make Swing Line Loans in an amount greater than such Swing Line Fronting Commitment) notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the MC Credit Exposure of such Swing Line Lender, may exceed the amount of such Lender’s MC Commitment; provided, however, after giving effect to any Swing Line Loan, (i) the Aggregate MC Credit Exposures shall not exceed the Aggregate MC Commitments, (ii) the MC Credit Exposure of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all Swing Line Loans shall not exceed such Lender’s MC Commitment and (iii) the aggregate outstanding amount of all Swing Line Loans shall not exceed the Swing Line Sublimit, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07, prepay under Section 2.10, and reborrow under this Section 2.07. Each Swing Line Loan shall be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each MC Lender (including, for clarification, those Swing Line Lenders not making such Swing Line Loan) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage with respect to the MC Credit Facility times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 4:45 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Senior Officer of the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice. Promptly after receipt by the applicable Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof, provided that such notice to the Administrative Agent shall not be a condition to funding a Swing Line Loan. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 5:15 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.07(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:30 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of such Swing Line Lender or by disbursing such funds to such other location and number of the Borrower’s account indentified in the applicable Swing Line Loan Notice, in each case in Same Day Funds. Any such telephonic notice by the Borrower to a Swing Line Lender described in this Section must be received by at least one individual identified in such Swing Line Lender’s Administrative Questionnaire for receiving Swing Line Loan Notices (or otherwise specified as an operations contact) and any such written notice by the Borrower to a Swing Line Lender may be sent by electronic mail and shall copy each individual (up to a maximum of five (5) individuals) so identified in such Swing Line Lender’s Administrative Questionnaire. Each Swing Line Lender shall provide a copy of its Administrative Questionnaire (and each amendment or supplement thereto) to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) Each Swing Line Lender at any time in its sole discretion may request (which request shall have the same force and effect as if made by the Borrower) that each MC Lender make a MC Committed Loan bearing interest at the Base Rate in an amount equal to such MC Lender’s Applicable Percentage of the amount of such Swing Line Lender’s Swing Line Loans then outstanding. Such request shall be made in writing (which request shall have the same force and effect as if made by the Borrower) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate MC Commitments and there existing no Default or Event of Default at the time such Swing Line Loan is deemed a MC Committed Loan. The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable request promptly after delivering such request to the Administrative Agent. Each MC Lender shall make an amount equal to its Applicable Percentage (with respect to the MC Credit Facility) of the amount specified in such request available to the Administrative Agent in Same Day Funds for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such request, whereupon, subject to Section 2.07(c)(ii), each MC Lender that so makes funds available shall be deemed to have made a MC Committed Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such an MC Committed Borrowing in accordance with Section 2.07(c)(i), the request for Base Rate MC Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the MC Lenders fund its risk participation in the relevant Swing Line Loan and each MC Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.07(c)(i) shall be deemed payment in respect of such risk participation.

(iii) If any MC Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such MC Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(i), each applicable Swing Line Lender shall be entitled to recover from such MC Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such MC Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such MC Lender’s MC Committed Loan included in the relevant MC Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any MC Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each MC Lender’s obligation to make MC Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.07(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each MC Lender’s obligation to make MC Committed Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any MC Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender who made such Swing Line Loan receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to the Administrative Agent (for distribution to such MC Lender) such MC Lender’s Applicable Percentage thereof in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each MC Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of any Swing Line Lender. The obligations of the MC Lenders under this clause shall survive the payment in full of the Obligations of the Borrower hereunder and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on its respective Swing Line Loans. Until each MC Lender funds its MC Committed Loan or risk participation pursuant to this Section 2.07 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the respective Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the USD Commitments and the MC Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the USD Commitments or the MC Commitments; provided that (i) each reduction of the USD Commitments or the MC Commitments shall be made under each applicable Facility on a pro rata basis, (ii) any termination must apply to both Facilities simultaneously, (iii) the aggregate reduction of the USD Commitments and MC Commitments shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000, such reductions to be made under the Facilities on a pro rata basis, (iv) the Borrower shall not terminate or reduce USD Commitments or the MC Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (x) the aggregate USD Credit Exposures would exceed the Aggregate USD Commitments or (y) the aggregate MC Credit Exposures would exceed the Aggregate MC Commitments and (v) if, after giving effect to any reduction of the MC Commitments, the Swing Line Sublimit exceeds the aggregate amount of the MC Commitments, such Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the USD Commitments and the MC Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the availability of a source of funds for the prepayment in full of the Facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the USD Commitments or the MC Commitments shall be permanent. Each reduction of the USD Commitments shall be made ratably among the USD Lenders in accordance with their respective USD Commitments. Each reduction of the MC Commitments shall be made ratably among the MC Lenders in accordance with their respective MC Commitments

2.09 Repayment of Loans: Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Committed Loan on the Maturity Date. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date

(b) If the Administrative Agent notifies the Borrower that the Aggregate MC Credit Exposure (minus the amount of any Cash Collateral delivered by the Borrower pursuant to Section 2.21 and then held by the Administrative Agent) at the most recent Revaluation Date exceeds an amount equal to 105% of the Aggregate MC Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay MC Loans and/or Swing Line Loans, as the Borrower shall select, in an aggregate amount sufficient to reduce such Aggregate MC Credit Exposure as of such date of payment to an amount not to exceed 100% of the Aggregate MC Commitments then in effect.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender or its registered assigns) substantially in the form of Exhibit E-1 hereto, in the case of the USD Credit Facility, and Exhibit E-2 in the case of the MC Credit Facility. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee or its registered assigns).

2.10 Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Committed Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.10. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Swing Line Loan in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.10.

(b) Notice of Prepayments of Committed Borrowings. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Committed Loan hereunder (i) in the case of prepayment of a Eurocurrency Rate Committed Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Rate Committed Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days (or five Business Days in the case of any Special Notice Currency) before the date of prepayment, and (iii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Committed Borrowing, the Administrative Agent shall advise the Lenders under the applicable Facility of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Committed Borrowing of the same Type as provided in Section 2.03. Subject to Section 2.22, each prepayment of a Committed Borrowing shall be applied ratably to the Committed Loans included in the prepaid Committed Borrowing for the applicable Facility. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any payments required pursuant to Section 2.15.

(c) Notice of Prepayments of Swing Line Loans. The Borrower shall notify the applicable Swing Line Lender and the Administrative Agent by telephone (confirmed by telecopy) of any repayment or prepayment of any Swing Line Loan hereunder not later than 1:00 p.m. (New York City time) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein

2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each USD Lender in accordance with its Applicable Percentage under the USD Credit Facility a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the aggregate amount of the USD Credit Facility exceeds the outstanding amount of the USD Committed Loans during the period from and including the date hereof to but excluding the date on which the Aggregate USD Commitments terminate, subject to adjustment as provided in Section 2.22. The commitment fees described in this Section 2.11(a) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the last day of the USD Availability Period for the USD Credit Facility. The commitment fees described in this Section 2.11(a) shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees described in this Section 2.11(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each MC Lender in accordance with its Applicable Percentage under the MC Credit Facility a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the aggregate amount of the MC Credit Facility exceeds the outstanding amount of the MC Committed Loans during the period from and including the date hereof to but excluding the date on which the Aggregate MC Commitments terminate, subject to adjustment as provided in Section 2.22. The commitment fees described in this Section 2.11(b) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the last day of the MC Availability Period for the MC Credit Facility. The commitment fees described in this Section 2.11(b) shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees described in this Section 2.11(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.12 Interest. (a) The Loans comprising each Base Rate Committed Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b) Swing Line Loans shall bear interest at the Swing Line Rate.

(c) The Loans comprising each Eurocurrency Rate Committed Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Committed Borrowing plus the Applicable Margin plus (in the case of a Eurocurrency Rate Committed Borrowing of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Base Rate Loans (plus any Mandatory Cost) as provided in paragraph (a) of this Section 2.12 (the “Default Rate”).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Aggregate USD Commitments (in the case of USD Committed Loans), upon termination of the Aggregate MC Commitments (in the case of MC Loans) and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than, (x) in the case of a USD Committed Loan, a prepayment of a USD Committed Loan bearing interest at the Base Rate prior to the end of the USD Availability Period and (y) in the case of a MC Loan, a prepayment of a MC Committed Loan bearing interest at the Base Rate prior to the end of the MC Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Eurocurrency Rate) or the Swing Line Rate shall be made on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Base Rate, Eurocurrency Rate or Swing Line Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.13 Alternate Rate of Interest and Illegality. (a) If prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or to determine or charge interest rates based upon the Eurocurrency Rate as in clause (c) of the definition of “Base Rate”; or

(ii) the Administrative Agent is advised by the Required Lenders that, in the good faith determination of such Lenders, the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing in Dollars, (iii) any obligation of any Lender to make or continue Eurocurrency Rate Loans in any affected Alternative Currencies shall be suspended and (iv) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (in its discretion or upon the instruction of the Required Lenders) revokes such notice; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or Governmental Authority asserts that it is unlawful for any Lender or its Eurocurrency lending office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the relevant Interest Periods therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.14 Increased Costs. (a) Except with respect to Taxes, which shall be governed solely and exclusively by Section 2.16, if any Change in Law reasonably determined by the applicable Lender to be applicable shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any such reserve requirement with respect to the Eurocurrency Rate as provided in Section 2.19 and (B) except to the extent provided in clause (iii) below, the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein; or

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender to be material or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, subject to Section 2.18, for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower will, subject to Section 2.18, pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14, and setting forth the basis for such amount or amounts and a calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) (other than a payment made pursuant to Section 2.13(b)), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) other than any failure arising from (i) any default by a Lender or (ii) application of the provisions of Section 2.13, or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event. Notwithstanding the foregoing, such loss, cost or expense to any Lender shall not exceed the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the greater of (x) if readily determinable by such Lender with reasonable effort, the amount of interest actually earned by such Lender from investing such principal amount in comparable investments for such period and (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error, provided that the method of calculation is consistent with bank industry practices in general. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall, without duplication of other amounts hereunder, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall, without duplication of other amounts hereunder, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate provided, however, that any Lender that the Borrower may treat as an “exempt recipient” based on the indicators set forth in Treasury Regulations Section 1.6049-4(c) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

(f) If one or more payments made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such other time or times as reasonably requested by the Borrower or the Administrative Agent (A) a certification signed by an appropriate officer of such Lender, and (B) such documentation prescribed by applicable law (including Section 1471(b)(3)(C)(i) of the Code) or as may be reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the deduction or withholding required to be made from each payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent and each Lender shall exercise good faith in claiming any refund or credit (which, in the case of a credit, has been actually utilized with respect to the current year or in the following taxable year, as determined in the sole discretion of the Lender or Administrative Agent) with respect to Taxes for which the Borrower has paid amounts under this Section 2.16. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit (which, in the case of a credit, has been actually utilized with respect to the taxable year in which the credit was received, or in the following taxable year) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.17 Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in Same Day Funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Administrative Agent’s Office in Dollars, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and except all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law or regulation from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and subparticipations in Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.21, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.18 Mitigation Obligations: Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is unable to make Eurocurrency Rate Loans and gives a notice pursuant to Section 2.13(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16 or would eliminate the prohibition on making Eurocurrency Rate Loans pursuant to Section 2.13(b), as the case may be, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, or if any Lender gives any notice pursuant to Section 2.13(a) or (b) indicating its inability to make or maintain Eurocurrency Rate Loans, or if any Lender does not agree to an amendment, waiver or consent referred to in the proviso to Section 9.02 and the Required Lenders have agreed to sign such amendment, waiver or consent, as the case may be, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not another Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Swing Line Lenders, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and, in the case of any such assignment resulting from an amendment, waiver or consent not approved by the assigning Lender, the assignee has agreed to approve such amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees to comply with this Section 2.18(b) and grants to the Administrative Agent a power of attorney to execute an Assignment and Assumption if such Lender does not so execute an Assignment and Assumption within five (5) days of its receipt of a request from the Borrower under this Section 2.18(b).

2.19 Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, if as a result of a Change in Law, and so long as, such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D thereof), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan of such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such written notice.

2.20 Increase in Commitments.

(a) Request for Increase. Subject to Section 2.20(e) below, upon notice to the Administrative Agent (who shall promptly notify the Lenders), the Borrower may from time to time request that the Lenders (and other Eligible Assignees identified by the Borrower and approved by the Administrative Agent and the Swing Line Lenders which approvals shall not be unreasonably withheld or delayed) increase the Aggregate USD Commitments or the Aggregate MC Commitments by an amount (for all such requests) not exceeding $750,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000, or a whole multiple of $5,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and Eligible Assignee is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Persons unless the Administrative Agent and the Borrower otherwise agree).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its USD Commitment or MC Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the applicable Facility of such requested increase; provided that the Borrower may determine, in its sole discretion, to accept all, a portion of or none of such increase agreed to by such Lender. Any Lender not responding within such time period shall be deemed to have declined to increase its USD Commitment or the MC Commitments, as the case may be.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Each additional Eligible Assignee that becomes a Lender pursuant to this Section 2.20 shall execute and deliver a joinder agreement substantially in the form of Exhibit F attached hereto. Notwithstanding any other provision of this Agreement, the Administrative Agent and the Borrower may, without the consent of any other Lender, amend this Agreement to the extent (but only to the extent) necessary, in the opinion of the Administrative Agent and the Borrower only, to solely effect the provisions of this Section 2.20.

(d) Effective Date and Allocations. If the Aggregate USD Commitments or the Aggregate MC Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and such Increase Effective Date. This Agreement shall be deemed to be automatically amended to increase the USD Commitments or the MC Commitments, as applicable, on the Increase Effective Date, without the need for any other consents.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Senior Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, both immediately before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article III are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (B) no Default has occurred and is continuing as of such Increase Effective Date. At the time any increase in Aggregate USD Commitments or Aggregate MC Commitments pursuant to Section 2.20(a) (a “Commitment Increase”) becomes effective, the Borrower shall prepay any Loans outstanding on the Increase Effective Date (the “Initial Loans”) (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Loans ratable with any Lender’s revised Applicable Percentage of the applicable Facility arising from any nonratable increase in the Aggregate USD Commitments or Aggregate MC Commitments under this Section, provided that (i) nothing in this Section 2.20 shall prevent the Borrower from funding the prepayment of Initial Loans with concurrent Loans hereunder in accordance with the provisions of this Agreement, giving effect to the Commitment Increase, and (ii) no such prepayment shall be required if, after giving effect to the Commitment Increase, each Lender has the same Applicable Percentage as immediately prior to such Commitment Increase.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

2.21 Cash Collateral.

(a) Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender and otherwise to the extent such Fronting Exposure is not otherwise Cash Collateralized hereunder).

(b) Grant of Security Interest. All Cash Collateral from the Borrower (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing accounts at Bank of America. All Cash Collateral from a Defaulting Lender (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swing Line Lenders), and agrees that the Administrative Agent shall have a first priority security interest in and will have “control” within the meaning of the Uniform Commercial Code of such accounts and all such Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.07 or 2.22 in respect of Swing Line Loans shall be held and applied to the satisfaction of the specific Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 9.04(b)(ix)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral (and the Administrative Agent agrees to determine whether there exists excess Cash Collateral promptly upon the reasonable request of the Borrower); provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with Section 2.17(b)), and (y) the Person providing Cash Collateral and the Swing Line Lenders may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.22 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is an MC Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lenders hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement (such unfunded amounts to be determined by the Administrative Agent, in consultation with the Borrower); fourth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders under such Facility (in the case of the MC Credit Facility, including the Swing Line Lenders) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility (in the case of the MC Credit Facility, including the Swing Line Lenders) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans under any Facility in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of that Defaulting Lender under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Sections 2.07, the “Applicable Percentage” of each non-Defaulting Lender shall be computed from time to time without giving effect to the MC Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect if, at the time of any such reallocation, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans shall not exceed the positive difference, if any, of (1) the MC Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the MC Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Swing Line Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender (and the Borrower shall not be required to pay any such fees or payments to such Lender which were not required to have been paid to such Lender while it was a Defaulting Lender); and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

3.01 Organization. Each of the Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Borrower and each of its Significant Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its activities makes such qualification necessary except where the failure to be so qualified and in good standing could not reasonably be expected to result in a Material Adverse Effect.

3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03 No Conflicts, etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding on the Borrower or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, except, in the case of clause (a) and (c), as could not reasonably be expected to have a Material Adverse Effect.

3.04 Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the date hereof, since December 31, 2009, there has been no change, event or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.05 Litigation. As of the date hereof, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Senior Officer of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or the Transactions.

3.06 Governmental Approvals. Except as set forth on Schedule 3.06, as of the Effective Date (both before and after giving effect to the Transactions on and as of such date), no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required to carry on the business of the Borrower and its Subsidiaries as then conducted, other than any authorization or approval or other action or notice or filing or registration as has been, in all material respects, obtained, made, taken or given (or waived) and is in full force and effect on such date and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.07 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.08 Taxes. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to so file such returns or reports or to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

3.09 ERISA Compliance.

(a) Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and regulations. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or 303(e) of ERISA has been made with respect to any Benefit Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.10 Margin Regulations. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.03 or Section 6.04 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) of Article VII will be “margin stock” (as defined in the Margin Regulations).

3.11 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws and regulations of all Governmental Authorities applicable to it and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such requirement of law, regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
CONDITIONS

4.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrower originals or copies (which may include telecopy or electronic mail submission of a signed promissory note) of promissory notes in favor of each Lender that has made such a request two (2) Business Days prior to the proposed Effective Date in accordance with Section 2.09(f), substantially in the forms of Exhibit E-1 hereto (in the case of USD Lenders) and Exhibit E-2 hereto (in the case of MC Lenders).

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower and a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel of the Borrower. The Borrower hereby requests each such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions on and as of the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts required to be paid by the Borrower on the Effective Date.

(g) The Administrative Agent shall have received a certificate dated as of the Effective Date and signed by a Senior Officer of the Borrower certifying that since December 31, 2009, there has not been any event or condition that has resulted in or would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(h) The Administrative Agent shall have received satisfactory evidence of the Borrower’s Debt Rating as of a reasonable recent date prior to the Effective Date.

(i) All amounts outstanding under the Existing Agreement shall have been or concurrently with the Effective Date are being repaid, the Existing Agreement and all related documentation shall have been or concurrently with the Effective Date are being terminated.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on January 15, 2011, and in the event such conditions are not satisfied or waived, the Aggregate Commitments shall terminate at such time.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Extension of Credit. The obligation of each Lender to make a Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower (other than, with respect to any Loan to be made for the purpose of supporting commercial paper issued by the Borrower or for other general corporate purposes, the representations and warranties set forth in Sections 3.04(b) and 3.05) set forth in this Agreement shall be true and correct in all material respects on and as of the date of funding of such Loan;

(b) At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;

(c) The Administrative Agent or, if applicable, the respective Swing Line Lender shall have received a Committed Borrowing Request or Swing Line Notice, as the case may be, in each case in accordance with the requirements hereof; and

(d) In the case of an MC Committed Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Required MC Lenders would make it impracticable for such MC Committed Loan to be denominated in the relevant Alternative Currency.

Each request by the Borrower for funding of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date of such funding that the applicable conditions specified in this Section 4.02 are satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes in accordance with GAAP required by the accounting profession or concurred in by such accountants);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and its related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, and, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, in connection with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01;

(d) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request therefor. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies (including by telecopy or electronic means) of the certificates required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) by its marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

5.02 Notice of Default or Event of Default. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the occurrence of any Default or Event of Default that is continuing. Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Senior Officer of the Borrower as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

5.03 Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited liability company, partnership or other organizational existence; provided that the foregoing shall not restrict any merger, consolidation, liquidation, dissolution or other change not prohibited by Section 6.04.

5.04 Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, assessments and governmental charges that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.05 Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep adequate books of record and account in which proper entries are made in order to permit preparation of the Borrower’s consolidated financial statements in accordance with GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, at reasonable times and at reasonable intervals, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records, and (c) to discuss its affairs, finances and condition with its officers and, if a Senior Officer of the Borrower is present, its independent accountants; provided that the Administrative Agent’s right to visit and inspect the properties, and to examine the books and records, of the Borrower and its Significant Subsidiaries shall, unless an Event of Default shall have occurred and be continuing, be limited to one such inspection and examination during each calendar year.

5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.08 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, all applicable Environmental Laws, except where the failure to so comply could not reasonably expect to result in a Material Adverse Effect, and obtain and comply in all material respects with, and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to so comply, obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

5.09 Use of Proceeds. The proceeds of the Facilities shall be used to (i) refinance amounts outstanding under the Existing Agreement and (ii) provide for ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, including without limitation supporting issuances of commercial paper and financing dividends and stock repurchases. No part of the proceeds of any Loan will be used for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

5.10 Notice of Change in Debt Rating. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of any announcement by Moody’s or S&P of any change in Debt Rating.

ARTICLE VI
NEGATIVE COVENANTS

Until the Aggregate Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

6.01 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less than (i) on the Effective Date, an amount equal to Consolidated Net Worth determined from the quarterly unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2010 (such amount, the “Closing Consolidated Net Worth”) multiplied by .65 and (ii) after the Effective Date, an amount equal to the Closing Consolidated Net Worth after, and giving effect to, actual share repurchases made and special dividends paid, but only up to the amount of such repurchases and dividends publicly announced and made or paid after September 30, 2010 (and in no event greater than $2,000,000,000 in the aggregate for such repurchases and dividends), multiplied by .65.

6.02 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.02, and any extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof, plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal, replacement or refinancing;

(b) Indebtedness to the Borrower or any Subsidiary;

(c) Guarantees of Indebtedness of the Borrower or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, replacements and refinancings of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within six months after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $150,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof or that is secured by an asset when such asset is acquired by a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such acquisition and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;

(f) Indebtedness incurred under the Clearinghouse Facility and extensions, renewals, replacements and refinancings thereof;

(g) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations to the extent any such obligations constitute Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness which finances workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case in the ordinary course of business;

(j) (i) Indebtedness under the GFX Guaranty and (ii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations to the extent any such obligations constitute Indebtedness, in each case of this clause (ii) provided with respect to obligations incurred or arising in the ordinary course of its business;

(k) Indebtedness as an account party in respect of (A) trade letters of credit or (B) stand-by letters of credit provided in connection with the GFX Guaranty or the SGX Offset Agreement;

(l) subordinated Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary which Indebtedness is incurred or created to meet regulatory capital requirements;

(m) Indebtedness secured by Liens described in Section 6.03(l);

(n) obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including without limitation letters of credit and lines of credit) provided in connection therewith, provided, however, that such obligations shall not exceed (without duplication) amounts received from the relevant Governmental Authorities in respect of such arrangements; and

(o) other unsecured and secured Indebtedness in an aggregate principal amount not exceeding $100,000,000 outstanding at any time.

6.03 Liens. The Borrower will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it which property or asset is material to the business of the Borrower and its Subsidiaries, taken as a whole, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03 and, if the obligation secured by such Lien is modified, refinanced, refunded, extended, renewed or replaced, any Lien securing such modified, refinanced, refunded, extended, renewed or replaced obligation; provided that (i) any security interest granted in connection therewith shall apply to the same category, type and scope of assets as the assets securing such obligation being so refinanced and listed on Schedule 6.03 and (ii) such Lien shall secure only those extensions, renewals and replacements of the secured obligations that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that:

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type and scope of assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modification, refinancing, refunding, extension, renewal or replacement thereof that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02 (or, in the case of Indebtedness of the Borrower, that would be permitted thereunder if such provision applied to the Borrower and its Subsidiaries and, with respect to clause (ii) of the proviso thereto, permitted Indebtedness of the Borrower and its Subsidiaries up to an aggregate principal amount of $150,000,000 at any time outstanding), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing obligations of the Borrower or any Subsidiary in respect of any Swap Agreements (A) entered into in the ordinary course of business and for non-speculative purposes or (B) Swap Agreements solely entered into in order to serve as a clearinghouse in respect thereof;

(f) Liens securing obligations under the Clearinghouse Facility from time to time;

(g) Liens arising out of repurchase agreements or reverse repurchase agreements entered into by the Borrower or any Subsidiary;

(h) Liens on the Equity Interests of BM&F or any Subsidiary thereof;

(i) Liens securing Indebtedness permitted under Section 6.02 (j) and (k), Liens securing Indebtedness of the Borrower that it would have been permitted to incur in reliance on Section 6.02(j) and (k) if such clauses had applied to the Borrower and Liens securing obligations under the SGX Mutual Offset Agreement;

(j) Liens on “margin stock” (as defined in the Margin Regulations), if and to the extent that the value of such margin stock does not exceed 25% of the total assets of the Borrower and its Subsidiaries subject to this Section;

(k) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Lien secures Synthetic Lease Obligations, (ii) such Lien and the Synthetic Lease Obligations secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(l) Liens on (1) the land, improvements, fixtures, and three buildings located at 141 West Jackson Boulevard in Chicago, IL, consisting of approximately 1,500,000 square feet, and (2) the land, improvements, buildings, and fixtures located at One North End Avenue, New York, NY 10282;

(m) Liens on the assets of, but not any Equity Interests issued by, any Subsidiary;

(n) Liens with respect to Equity Interests which constitute minority investments held by the Borrower or any Subsidiary of Borrower;

(o) Liens securing obligations permitted under Section 6.02 (n); and

(p) any other Liens on property; provided that the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $100,000,000 at any time outstanding.

6.04 Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets constituting all or substantially all of the assets (other than Margin Stock) of the Borrower and its Subsidiaries taken as a whole, or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc. (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Significant Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation or with any Subsidiary, (ii) any Person may merge into or consolidate with any Significant Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets or the stock of any of its Subsidiaries (by voluntary liquidation or otherwise) to the Borrower or to another Subsidiary.

6.05 Use of Proceeds. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made by the Borrower in this Agreement or in connection with this Agreement or in any amendment or modification hereof or waiver hereunder or in any certificate furnished by the Borrower pursuant to this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect on the date made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.09 or contained in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Senior Officer of the Borrower receives notice thereof from the Administrative Agent;

(f) the Borrower or any Subsidiary shall fail to pay any principal or premium or interest under any Material Indebtedness when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any breach, default, or event of default occurs under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or to any Material Indebtedness secured by any property of the Borrower and its Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (except to the extent permitted pursuant to Section 6.04 hereof), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money above available insurance or indemnity coverage in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of 45 consecutive days during which execution shall not be effectively stayed; provided, however, that any such judgment shall not give rise to an Event of Default if and to the extent that the amount of such judgment or order has been fully bonded;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
ADMINISTRATIVE AGENT

8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law; and

(c) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII ) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders upon 30 days’ prior written notice to the Borrower (but shall have no obligation to), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or if the Administrative Agent has elected not to appoint such a successor Administrative Agent, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as a successor Administrative Agent is appointed by the Required Lenders or the Administrative Agent, as applicable (in each case, with the consent of Borrower, not to be unreasonably withheld), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) In the event of any such resignation by Bank of America as Administrative Agent pursuant to this Section at any time when a Default or Event of Default has occurred and is continuing (or at such other time with the consent of the Borrower, such consent not to be unreasonably withheld), Bank of America may resign and be discharged of its duties as a Swing Line Lender; provided that, Bank of America shall retain all the rights, powers and privileges of a “Swing Line Lender” provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.07(c).

8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndications Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limitation of the foregoing, neither the Bookrunners, Arrangers nor the Co-Syndication Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or the Borrower.

8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE IX
MISCELLANEOUS

9.01 Notices. (a) Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telecopy (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telecopy number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder. Except in the case of notices and other communications expressly permitted to be given by telephone, which such telephonic notices must be made directly to an individual and shall in no event be effective merely by leaving a voicemail message (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to its address (or telecopy number) set forth on Schedule 9.01;

(ii) if to the Administrative Agent, to it at its address (or telecopy number) set forth on Schedule 9.01; and

(iii) if to any other Lender or Swing Line Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for damages arising from the use by others of Borrower Materials obtained through electronic telecommunication or other transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each of the Borrower, the Administrative Agent and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01 (other than Section 4.01(f)) without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 4.02 as to any Borrowing under a particular Facility without the written consent of the Required USD Lenders or the Required MC Lenders, as the case may be;

(iii) extend or increase the USD Commitment or MC Commitment of any Lender (or reinstate any USD Commitment or MC Commitment terminated pursuant to Article VII) without the written consent of such Lender;

(iv) postpone any date fixed by this Agreement for any payment of principal, interest or fees due to any Lender hereunder without the written consent of such Lender;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan owed to any Lender or (subject to clause (ii) of the second proviso to this Section 9.02) any fees without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(vi) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(vii) change (x) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (y) of this Section 9.02(b)(vii)), without the written consent of each Lender or (y) the definition of “Required USD Lenders” “Required MC Lenders” without the written consent of each Lender under the applicable Facility;

(viii) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the USD Credit Facility, the Required USD Lenders and (ii) if such Facility is the MC Credit Facility, the Required MC Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the respective Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the USD Commitment or MC Commitment, as applicable, of such Defaulting Lender may not be increased or extended without the consent of such Lender. and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, amendments and other modifications entered into pursuant to Section 2.20 shall only be required to be executed by the Administrative Agent and the Borrower. The Borrower shall promptly deliver a copy to the Administrative Agent of any amendment, waiver or consent which was not required to be executed by the Administrative Agent pursuant to this Section.

9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arrangers, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration (in the case of the Administrative Agent only) of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or, during the continuance of any Event of Default, any Lender (including, without limitation, the reasonable documented fees and disbursements of one counsel to the Administrative Agent and the Lenders, taken as a whole, and in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such affected Persons, taken as a whole)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and disbursements of one counsel to the Indemnified Parties, taken as a whole, and in the case of a conflict of interest, one additional counsel to all affected Indemnified Parties similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such Indemnified Parties, taken as a whole)) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or, with respect to the Administrative Agent, the Arrangers, Barclays Bank PLC and UBS Loan Finance LLC and their Related Parties, the execution and delivery of that certain letter agreement (together with the summary of terms attached thereto) dated as of November 10, 2010 among the Borrower, the Administrative Agent, Barclays Bank PLC, UBS Loan Finance LLC and the Arrangers, (ii) any Loan or the use of the proceeds therefrom, or, with respect to the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) is found in a judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) relate to Taxes, which shall be governed solely by Section 2.16 or (z) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other person or whether or not an Indemnitee is otherwise a party thereto. Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a judgment of a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and by accepting the benefits of the Agreement waives, any claim against the Borrower or its Subsidiaries (except to the extent of the Borrower’s indemnity obligations provided above with respect to third party (which shall not, in any event, include any Indemnitee) claims), in each case, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its USD Commitment or MC Commitment and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s USD Commitment under the USD Credit Facility, MC Commitment under the MC Credit Facility or the Loans at the time owing to it under any Facility or in the case of an assignment to a Lender or an affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the USD Commitment (which for this purpose includes USD Committed Loans outstanding thereunder), MC Commitment (which for this purpose includes MC Loans outstanding thereunder) or if the USD Commitment or MC Commitment, as applicable, is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the USD Commitment or MC Commitment, as applicable, assigned, except that this clause (ii) shall not (A) apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, except that:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if (x) such assignment in respect of the USD Credit Facility is to be a Person that is not a Lender with a USD Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) such assignment in respect of the MC Credit Facility is to be a Person that is not a Lender with an MC Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the MC Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(viii) No Assignment to Non-Lenders. No such assignment of any Loan shall be made to any Person unless such Person (other than a natural person) is engaged in making bank loans and similar extensions of credit in the ordinary course of its business.

(ix) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note in the applicable form attached hereto to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the USD Commitment of, the MC Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interest hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and the assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its USD Commitment, MC Commitment and/or the Loans owing to it (including such Lender’s participations in Swing Line Loans)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b)(i) through (vii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Subject to subsection (e) of this Section, to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

Each Lender that sells a participation shall, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender. Each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b), but only after the Participant’s participation is entered, at the Participant’s request, in the Register as if the Participant were an assignee, it being understood that the participation shall not be entered in the Register until such time as the Participant wishes to be entitled to the benefits of Sections 2.14, 2.15, 2.16 or 9.08.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any promissory note executed in connection herewith) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignments by Swing Line Lenders. Notwithstanding anything to the contrary contained herein and without limiting any Swing Line Lender’s right to assign its MC Commitment and MC Loans or its commitment to make Swing Line Loans at any time, in the event of any assignment by a Swing Line Lender of all of its MC Commitment and MC Loans at a time when an Event of Default has occurred and is continuing (or at such other time with the consent of the Borrower, such consent not to be unreasonably withheld) such Swing Line Lender may resign as a Swing Line Lender; provided that, in the case of any such resignation, (x) such Swing Line Lender shall retain all the rights, powers and privileges of a “Swing Line Lender” provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.07(c) and (y) the Borrower shall be entitled to appoint from among the Lenders (which such Lenders may accept such appointment in their sole discretion) a successor Swing Line Lender hereunder, provided, however, that no failure by the Borrower to appoint any such successor shall affect such resignation of such Swing Line Lender. In the event of any assignment by any Swing Line Lender of its MC Commitment and MC Loans where the assignee party has not assumed such Swing Line Lender’s commitment to make Swing Line Loans, such Swing Line Lender shall retain all of the rights powers and privileges of a “Swing Line Lender” hereunder, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.07(c), and, until any resignation as a Swing Line Lender as permitted herein, shall retain all of the obligations of a “Swing Line Lender” hereunder.

9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Aggregate Commitments or the termination of this Agreement or any provision hereof.

9.06 Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or enforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or insolvency laws, as determined in good faith by the Administrative Agent and the Swing Line Lenders and the Borrower, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Administrative Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or the Administrative Agent to or for the credit or the account of the Borrower (other than customer deposits, security deposits and other moneys, instruments and accounts held by the Borrower in trust for or for the benefit of others) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Administrative Agent, irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Agreement and although such obligations may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations hereunder owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, independent auditors, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Borrower to the extent reasonably practicable and legally permissible is given written notice prior to such disclosure and provided, further, that no such notice shall be required in respect of disclosures made to regulatory authorities having jurisdiction over the Administrative Agent, any Lender or any of their respective Affiliates, so long as only such information is furnished that is legally required and reasonable efforts are made that such information is accorded confidential treatment), or as required by any self-regulatory body having authority or oversight over any Lender, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any Lender who is an assignee of or Participant in, or any prospective Lender of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, provided that in the case of any prospective swap or derivative transaction to be entered into by the Borrower or any Subsidiary, such swap or derivative transaction is initiated by the Borrower, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender from a public source prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is identified at the time of delivery as confidential.

9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act and the Borrower agrees to provide such information promptly upon the reasonable request of each Lender.

9.14 No Advisory or Fiduciary Responsibility. In connection with this Agreement or any promissory note delivered hereunder (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Administrative Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty (except for any agency or fiduciary duty obligations expressly agreed in writing by the relevant parties) in connection with this Agreement or any promissory note delivered hereunder.

9.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CME GROUP INC., as Borrower

By:/s/ James E. Parisi
Name: James E. Parisi
Title: Chief Financial Officer

BANK OF AMERICA, N.A., in its capacity as

Administrative Agent

By: /s/ Paley Chen
Name: Paley Chen
Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/Maryanne Fitzmaurice
Name: Maryanne Fitzmaurice
Title: Sr. Vice President

UBS SECURITIES LLC, in its capacity as a

Co-Syndication Agent

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Mary E. Evans
Name: /s/ Mary E. Evans
Title: Attorney-in-Fact

UBS LOAN FINANCE LLC, as a Lender

By: /s/Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its

capacity as a Co-Syndication Agent

By: /s/ Casey Connelly
Name: Casey Connelly
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Casey Connelly
Name: Casey Connelly
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Cara Gentile
Name: Cara Gentile
Title: Vice President

MORGAN STANELY BANK, N.A., as a Lender

By: /s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK

BRANCH, as a Lender

By: /s/ Priscilla Hsing
Name: Priscilla Hsing
Title: VP & DGM

CITIBANK, N.A., as a Lender

By: /s/ William Mandaro
Name: William Mandaro
Title: Director

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Lender

By: /s/ Yukihito Inamura
Name: Yukihito Inamura
Title: General Manager

BANK OF COMMUNICATIONS CO., LTD,. NEW YORK BRANCH, as

a Lender

By: /s/ Shelley He
Name: Shelley He
Title: Deputy General Manager

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Tamara Dowd
Name: Tamara Dowd
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By: /s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

THE BANK OF NEW YORK MELLON, as a Lender

By: /s/ Steven J. Correll
Name: Steven J. Correll
Title: Managing Director

FIRST COMMERCIAL BANK, LTD. NEW YORK BRANCH, as a

Lender

By: /s/ Jason Lee
Name: Jason Lee
Title: V.P. & General Manager

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By: /s/ Richard Bradspies
Name: Richard Bradspies
Title: Deputy General Manager

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as

a Lender

By: /s/ Eric Y.S. Tsai
Name: Eric Y.S. Tsai
Title: VP & General Manager

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

By: /s/ Linda Haven
Name: Linda Haven
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ David Mahmood
Name: David Mahmood
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By: /s/ Chimie T. Pemba
Name: Chimie T. Pemba
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, , as a Lender

By: /s/ Robert Chesley
Name: Robert Chesley
Title: Director

By: /s/ Kathleen Bowers
Name: Kathleen Bowers
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ James N. DeVries
Name: James N. DeVries
Title: Senior Vice President

JPMORGAN CHASE BANK N.A., as a Lender

By: /s/ Brian H. Mittelstaedt
Name: Brian H. Mittelstaedt
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

LLOYDS TSB BANK PLC, as a Lender

By:/s/ Shane Klein
Name: Shane Klein
Title: Senior Vice President, K042

By: /s/ Candi Obrentz
Name: Candi Obrentz
Title: Vice President, O013